Exhibit 99.1

Members of the Board of Directors

Central European Distribution Corporation

3000 Atrium Way, Suite 265

Mt. Laurel, New Jersey 08054

United States of America

March 21, 2013

Subject to contract and definitive documentation

Dear Members of the Board,

The A1 Investment Company (“A1”), a member of Alfa Group, Dr. Mark Kaufman (“MK”) and SPI Group (“SPI” and with A1, MK, “we” or the “Consortium”) would like to thank you for your prompt and constructive comments on our previous offer.

This letter confirms our commitment to sponsor a chapter 11 plan of reorganisation (the “Plan”) for the restructuring of CEDC. As indicated previously, the Plan would be implemented through pre-arranged cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). Before commencement of the chapter 11 cases, the Company, the Consortium and a sufficient majority of holders of the 2016 Notes would execute a plan support agreement to provide a stable and swift path towards confirmation of the Plan.

After a careful consideration, we have prepared a revised proposal in which the Consortium would offer a total cash amount of US$280m, of which US$230m to the sole benefit of 2016 note holders and up to US$50m of debtor-in-possession financing on terms to be mutually agreed if RTL debt is recognized as secured by a court. In addition to the aforementioned cash, the 2016 note holders will receive US$650m of new notes. The Consortium will receive 100% of the reorganized equity.

We attach a term sheet reflecting the revised terms of our Plan, based upon our previous proposal.

As of today, the Consortium has committed significant resources to proceed timely towards submitting a binding and unconditional offer to the Company before April 4, 2013. In the meantime, we will continue our discussions with all the stakeholders of CEDC including the Company and other debt holders.

The Consortium is confident that this new proposal constitutes the most attractive offer available for the Company and 2016 note holders and substantially improves our previous term sheet.

This is true not only in immediate and evident monetary terms but also from the point of view of CEDC’s financial position and liquidity as well as future development. The Consortium members can indeed support CEDC with an unparalleled set of critical contributions, including the following ones:

•

A1 is the investment vehicle of Alfa Group, one of the largest and most successful industrial and financial groups in Russia with the reputation of consistently delivering investment success stories, especially in complex turnaround situations. Moreover, Alfa Bank, an affiliate of Alfa Group, is the largest private bank in Russia and the most relevant guarantor to CEDC for the payment of the sprit production excises, a vital financial backing for CEDC especially in a bankruptcy scenario;

•

SPI Group is a modernly managed leader in the production and distribution of spirits and alcoholic beverages worldwide. SPI Group’s global footprint would boost the exports of CEDC in markets where the Company is not or scarcely present;

•

Mark Kaufman is a veteran of the spirit business in Russia and is extremely knowledgeable of CEDC. Mark has clear Ideas as to where the Consortium should intervene from a managerial and operational standpoint in order to unlock CEDC’s potential, which is now capped by the current set up of the Company, as demonstrated by its performances in its recent history.

We are looking forward to a discussion on our Plan with you and your advisors at your earliest convenience.

Truly yours,

A1 INVESTMENT COMPANY

By: Title:

2

Consortium Draft 21 March 2013

Subject to Contract and Definitive Documentation

PROPOSED SUMMARY TERM SHEET

21 March 2013

This is a term sheet (the “Term Sheet”) relating to the proposed financial restructuring of Central European Distribution Corporation (the “Company”) and certain of its affiliates (the “Proposed Restructuring”) to be led by a consortium headed by the A1 Investment Company (a member of Alfa Group) and including Mark Kaufman and SPI Group (the “Consortium”).

This Term Sheet is not an offer or a solicitation with respect to any securities of the Company or a solicitation of acceptances of a chapter 11 plan within the meaning of section 1125 of title 11 of the United States Code (the “Bankruptcy Code”). Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a chapter 11 plan.

Consideration for 2016 Noteholders	The Proposed Restructuring shall include the following:
(a)

The Consortium to provide a new $175 million cash investment into the Company (the “New Cash”)[1], the proceeds of which shall be exclusively used by the Company or the Issuer to make available a cash out option for the 9.125% senior secured notes and 8.875% senior secured notes, each due 2016 (the “2016 Notes”), issued by CEDC Finance Corporation International, Inc. (the “Issuer”), at a price range and using mechanics as agreed by the ad hoc Committee of 2016 Bondholders (the “Steering Committee”) and the Consortium (the “Cash Option”).[2] Any New Cash not expended by the Company or the Issuer pursuant to the Cash Option opportunity shall be added to the consideration to be exchanged for existing 2016 Notes described in (b) below on a pro rata basis, but to be first applied to their debt.

	(b)	All remaining 2016 Notes that do not elect the Cash Option shall receive:

		(i)	$55 million in cash paid on a ratable basis (together with any remaining portion of the New Cash not paid pursuant to the Cash Option);

		(ii)	Senior secured notes due 2018 (the “New Senior Notes”) with an aggregate principal amount equal to (i) $450 million plus (ii) an amount equal to the interest accrued but unpaid on the outstanding 2016 Notes that do not elect the Cash Option in accordance with their existing terms in respect of the period from 16 March 2013 to the earlier of 1 June 2013 and the date preceding the date of issuance of the New Senior Notes;

		(iii)	$200 million convertible junior secured notes due 2018 (the “Convertible PIK Toggle Notes” and together with the New Senior Notes, the “New Notes”); and

	(c)	An early consent fee of 50bps of the principal amount of the 2016 Notes for those holders of 2016 Notes (“2016 Noteholders”) who support the Proposed Restructuring and execute the Plan Support Agreement (as defined below) by a date to be agreed upon by the Consortium and the Company.

[1]	The $200 million New Cash includes an amount in consideration for the interest accrued but unpaid on the 2016 Notes in respect of the period from 2 December 2012 to 21 March 2013.
[2]	We are willing to discuss with the Company and the Steering Committee the mechanics to be used in implementing the cash out option so as to achieve the same result as a reverse Dutch auction.

Excess Cash	On the effective date of the Proposed Restructuring, to the extent that available cash exceeds all cash needed to effect the Proposed Restructuring (including all cash required to satisfy all administrative expenses, priority claims and other claims required to be satisfied in cash on the effective date) plus $[—] dollars, the excess cash will be paid to the 2016 Noteholders for application against the principal amount of the New Senior Notes.

Terms of the New Notes

New Notes Issuer	The Issuer

New Notes Offered	The New Senior Notes and the Convertible PIK Toggle Notes

Coupon	(a) New Senior Notes: 8% interest with 1% step-up per annum to a maximum of 10% (i.e., 8% until 30 April 2014, 9% from 1 May 2014 to 30 April 2015, and 10% from 1 May 2015 to 30 April 2018).

(b) Convertible PIK Toggle Notes: 10% per annum PIK or cash pay semi-annually at the election of the Issuer.

(c) Interest on the New Notes shall accrue from the earlier of (i) their date of issuance, or (ii) 1 June 2013.

Interest Payable	Both cash and PIK interest shall be payable semi-annually on 30 April and 31 October of each year, commencing on 31 October 2013.

Maturity Date	30 April 2018

Convertible PIK Toggle Notes Conversion Feature	The Convertible PIK Toggle Notes shall be convertible, at the option of the holders of the Convertible PIK Toggle Notes, beginning 18 months from the closing date of the Proposed Restructuring (the “Initial Conversion Date”). The percentage of the Company’s equity issuable on conversion of the Convertible PIK Toggle Notes shall be:

(a) 20% from the Initial Conversion Date until 31 December 2015,

	(b)	25% from 1 January 2016 until 31 December 2016,

	(c)	30% from 1 January 2017 until 31 December 2017, and

	(d)	35% from 1 January 2018 until the Maturity Date.

Optional Redemption	The Issuer may redeem some or all of the New Senior Notes at any time after issue at a redemption price equal to their principal amount plus a premium declining ratably to par, plus accrued and unpaid interest, if any, as follows:

The redemption price for the New Senior Notes shall equal:

	(a)	104% of par from issuance until 30 April 2014;

	(b)	103% of par from 1 May 2014 until 30 April 15;

	(c)	102% of par from 1 May 2015 until 30 May 16;

	(d)	101% of par from 1 May 2016 until, but not including 30 April 18.

The Issuer may redeem some or all of the Convertible PIK Toggle Notes at any time at par plus accrued and unpaid interest, if any; provided, that any optional redemption must be in minimum increments of at least $20 million in principal amount (or, if there is less than $150 million aggregate principal amount of Convertible PIK Toggle Notes outstanding, the difference between such amount outstanding and $130 million), and further that any optional redemption that would result in there being less than $130 million aggregate principal amount of Convertible PIK Toggle Notes outstanding, must be for all remaining Convertible PIK Toggle Notes.

Mandatory Prepayment	100% of the net proceeds of asset sales (in excess of $20 million) shall be applied within 30 days of receipt to redeem at 100% of par plus accrued interest the New Senior Notes and following repayment of the New Senior Notes the Convertible PIK Toggle Notes (subject to customary exceptions to be agreed between the Consortium and the Company).

Ranking	The New Notes will be senior secured obligations of the Issuer, and will be guaranteed by the Company and substantially all of its subsidiaries.

The Company and the Issuer will have no indebtedness for borrowed money other than intercompany debt and the New Notes (and the Company’s guarantee thereof), provided that the Company and the Issuer shall be entitled to incur refinancing indebtedness solely with respect to some or all of the New Notes (for these purposes refinancing indebtedness shall be defined as debt in a principal amount no greater than the debt refinanced (plus interest, fees, expenses and premiums paid) and with a final maturity and weighted average life to maturity no earlier than the New Notes) provided that if refinancing indebtedness is incurred to refinance the New Convertible PIK Toggle Notes then such refinancing indebtedness shall be (i) subordinated to the New Senior Notes on the same basis as the New Convertible PIK Toggle Notes; (ii) incur interest (whether in cash, PIK or otherwise) at a rate no greater than the New Convertible PIK Toggle Notes; and (iii) not be redeemable while any New Senior Notes remain outstanding.

The New Senior Notes will rank senior in right of payment to the Convertible PIK Toggle Notes on an insolvency.

The relative priority of the New Senior Notes and the Convertible PIK Toggle Notes shall be governed by an intercreditor agreement on terms to be agreed by the Consortium and the Company.

Guarantees	The New Notes will be guaranteed by the Company and substantially all of its subsidiaries (the “Guarantees”) with exceptions to be agreed.

Security	To the extent legally permissible and permitted by the existing debt obligations of the Company’s subsidiaries, the New Notes will be secured against all assets of the Company and its subsidiaries.

The Consortium and the Company will discuss and agree a new holdco structure to give the New Notes shared security over one or more holding companies in a jurisdiction to be agreed.

Covenants/EODs	The indentures for the New Notes (the “New Notes Indentures”) shall contain covenants and events of default to be agreed between the Consortium and the Company.

In particular, the New Notes Indentures will contain covenants (including baskets and carve-outs, where agreed) that limit or prohibit, among other things, the ability of the Company, the Issuer and their subsidiaries to:

	•	incur additional indebtedness;

	•	make certain restricted payments;

	•	transfer or sell assets;

	•	enter into transactions with affiliates;

	•	create certain liens;

	•	create restrictions on the ability of restricted subsidiaries to pay dividends or make other payments;

	•	issue guarantees of indebtedness by restricted subsidiaries;

	•	enter into sale and leaseback transactions;

	•	merge, consolidate, amalgamate or combine with other entities;

• designate Restricted Subsidiaries as unrestricted subsidiaries; and

• engage in any business other than a permitted business.

Denomination	The New Notes will be issued and transferable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Consortium Change of Control	The New Notes Indentures shall contain typical change of control protection requiring the Issuer to offer to purchase the New Notes at a price of 101% of par upon a “Change of Control”.

The final definition of Change of Control shall be discussed and agreed between the Consortium and the Company save that a “Change of Control” shall be deemed to take place upon, inter alios: (i) any transaction that results in the merger or any other combination of the Company or any of its restricted subsidiaries and the Consortium or any of its affiliates (other than the Company and its restricted subsidiaries), (ii) sale of the Company’s Russian and/or Polish business to the Consortium; or (iii) the consummation of any transaction that results in the reincorporation of the Company outside of Delaware.

Currency	US Dollars

Governing Law	New York

Reporting	The New Notes Indentures will provide that, whether or not the Company retains its equity listing it will continue to prepare and make public financial and other information in form identical to SEC requirements (and generally accepted European high yield reporting standards, to include quarterly investor calls), until the last New Note is repaid. Such reporting requirement shall also be included in the Company’s charter and bylaws, for the benefit of shareholders.

New Equity

Equity Allocation	(a) Consortium –100% of the reorganized equity;

The reorganized equity shall be subject to dilution by a management equity incentive plan implemented in connection with the Proposed Restructuring.

Issuance of new shares upon conversion of Convertible PIK Toggle Notes shall dilute all shares then outstanding, including management equity incentive plan shares.

Share Issuer	The Company

State of Incorporation	Delaware

Listing	To be determined at the Consortium’s sole discretion, subject to registration rights in favor of the equity underlying the Convertible PIK Toggle Notes.

Shareholder Protections	Upon conversion of the Convertible PIK Toggle Notes, the resulting equity shall have certain minority shareholder protections to be agreed, including but not limited to tag rights, registration rights, preemption rights, approval rights on certain issuances of additional equity and, subject to appropriate ownership levels, board seats/observer rights.

Implementation	The Proposed Restructuring shall be implemented in the manner agreed between the Consortium and the Company through a plan of reorganization confirmed under chapter 11 of the Bankruptcy Code.

DIP financing	If the $50 million RTL debt is recognized as secured by a court, the Consortium will provide to the Company debtor-in-possession financing of up to $50 million on terms to be mutually agreed.

Conditions to the Consortium’s Investment

Subject to contract and the conditions below, and in exchange for no less than 100% of the equity in the Company, the Consortium will by 30 June 2013 invest the New Cash into the Company (the “Consortium Investment”).

The Consortium Investment shall be conditioned on, among other things: (i) all applicable legal and regulatory requirements, including (without limitation) approvals required by the Consortium under applicable antitrust and competition laws and regulations, shall be satisfied; (ii) execution of a mutually acceptable plan support agreement (the “Plan Support Agreement”) among the Consortium, the Company and a sufficient majority of the 2016 Noteholders, (iii) confirmation of a plan of reorganization under chapter 11 of the Bankruptcy Code reflecting the terms of this Term Sheet and entry of an order confirming such plan, in each case, in form and substance acceptable to the Consortium, (iv) an agreed transaction structure such that neither the Consortium nor any of its affiliates is required to make a mandatory tender offer for any shares that it does not own under applicable rules of the Warsaw Stock Exchange, (v) the Consortium’s completion of confirmatory due diligence, (vi) negotiation and execution of definitive documentation satisfactory to the Consortium and (vii) such other conditions that are reasonable and customary for this type of transaction.

Joint Conditions	The obligations of the Consortium, on the one hand, and the Company, on the other hand to support the Proposed Restructuring shall be conditioned, among other things, on the following being satisfactory to the Consortium acting in its sole discretion and the Company: (i) all documentation with respect to the Consortium Investment and related to the Proposed Restructuring, (ii) corporate governance arrangements for the Company, including proportionate board nomination rights; and (iii) that 2016 Noteholders who do not support the Proposed Restructuring are unable to exercise remedies against the Company’s direct and indirect subsidiaries.

Miscellaneous

Non-Binding Intent	This Term Sheet is not exhaustive, and constitutes solely a summary of the key terms of the Proposed Restructuring. The matters contained in this Term Sheet are subject to the good faith negotiation, drafting and execution of definitive long form documentation. Nothing in this Term Sheet shall give rise to any legally binding obligation.

Advisory Fees	The plan of reorganization under chapter 11 of the Bankruptcy Code implementing the Proposed Restructuring will provide that all fees and expenses under the engagement letters for Cadwalader, Wickersham & Taft LLP and Moelis & Company, advisors to the Steering Committee, Benoit & Associés, Darrois Villey Maillot Brochier and Wachtell, Lipton, Rosen & Katz, advisors to Mark Kaufman, and Rothschild Inc. and Latham & Watkins LLP, advisors to the A1 Investment Company shall be paid by the Company on the effective date of the plan without further application to the bankruptcy court.

Governing Law	New York.